UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 29, 2001

Date of Report (Date of earliest event reported)

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On October 29, 2001, Peoples Energy Corporation will hold a conference call to discuss fiscal year 2001 results and its growth targets. The conference call will be held after the release of the company's fiscal year results on October 29, before the market opens and can be accessed by the public via telephone or via internet through the company's website at www.peoplesenergy.com.

Conference Call Script

Fiscal 2001 Earnings

Mr. Terry: Good morning, I'm Dick Terry, chairman and CEO of Peoples Energy. I'm here with Tom Patrick - president and chief operating officer, and Tom Nardi - senior vice president and chief financial officer. Also, here with us is our manager of investor relations, Mary Ann Wall.

As part of our reorganization announced in early September, Tom Nardi became Senior Vice President and Chief Financial Officer effective October 1. Tom joined the company a little over a year ago and most recently was President of our Retail Energy Services segment. Prior to that, Tom spent over 18 years at Nicor Inc. in various executive financial and operating positions. Tom is replacing Jim Luebbers, who leaves us after more than 32 years of service and will retire April 1, 2002. Jim has made significant contributions during his career at Peoples Energy and we are grateful for the leadership he has shown.

In today's conference call Tom Nardi will cover our fourth quarter and fiscal 2001 operating results and I will follow up with the outlook for fiscal 2002. Once our prepared remarks are complete we will open the line up for questions.

You are reminded that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of many uncertainties, some of which are listed in the written materials provided to you or in the company's SEC filings.

As indicated in our press release this morning, Peoples Energy reported a 17% increase in earnings per share and a 19% increase in operating income and equity investment income over last year, excluding the impact of special items in both periods.

We are obviously very pleased with the strong operating performance by all of our business segments, especially our diversified businesses.

Fiscal 2001 operating income from diversified businesses totaled $54.2 million and grew more than 100% over last year, producing 20% of total earnings, exclusive of the special items.

As you can see, we are delivering on our indicated performance, notwithstanding challenges in the economy and the energy environment. This is a testimonial to the effectiveness of our long-term strategy to both grow earnings and reduce their volatility through a combination of enhancing our core utilities and growing diversified energy businesses. I will now turn it over to Tom Nardi to review the financial highlights.

Mr. Nardi: Thank you Dick.

This morning we reported fiscal 2001 earnings of $111.7 million, or $3.16 per share compared with fiscal 2000 results of $96.1 million, or $2.71 per share, excluding the impact of special items in both periods. The after-tax impacts of the special items reduced 2001 earnings by $14.7 million, or $.42 per share resulting in 2001 net income including all adjustments of $97.0 million, or $2.74 per share. The after-tax impact of a fiscal 2000 fourth quarter mercury adjustment reduced earnings by $9.7 million or $.27 per share resulting in 2000 net income including adjustments of $86.4 million or $2.44 per share.

During the fourth quarter the company recorded three special items, mainly in the gas distribution segment, which I would now like to discuss.

First, on August 2, Peoples Energy announced a special retirement program, which was offered to non-union employees. Of the 170 employees eligible to retire, 131 employees or 77% accepted the offer and all but a few will retire effective December 1. As a result, the company recorded a one-time charge of $26.2 million, or $.45 per share, to reflect the additional pension expense impact of these early retirements. This amount will be paid from the pension trust fund and therefore will have no impact on operating cash flow. The company expects related fiscal 2002 labor and benefits savings to be about $7 million.

Second, last year during the fourth quarter the company recorded $16.1 million in total anticipated costs for our utilities mercury inspection and remediation program. At this time, the company does not expect any further costs associated with that program and has therefore reversed the remaining reserve of $10.3 million, or $.18 per share.

Finally, the company also adjusted its reserve for uncollectible accounts by recording an additional provision of $8.5 million, or $.15 per share to reflect current collection experience related to last winter's extremely high gas costs.

Utility accounts receivable totaled $286 million at September 30, down significantly from almost $700 million as of March 31 but still up from last September 30 balances of $150 million. We have made much progress in reducing this balance and customer delinquencies over the past several months. However, due to a number of factors, including public policy issues surrounding the appropriate reaction to last winter's abnormally high customer bills, we were slowed in our ability to engage in our normal credit operations, including cutting off customers for non-payment. As a result of our recent collection experience, we now believe that an additional $8.5 million special provision for uncollectibles is appropriate. This special adjustment will bring our total reserve for uncollectibles to approximately $45 million or 16% of receivables as of September 30.

We believe the $45 million reserve is adequate given what we know today. Today's lower gas prices, a return to more typical aggressive credit and collection activity, increased utilization of our budget payments plans and continued Federal and State funding of low income assistance programs are all reasons we believe most of these receivables will be collected.

I will now discuss the current quarter and fiscal 2001 operating results by segment excluding the impact of these special items.

In our core Gas distribution segment, operating income for the current quarter, which is typically our lowest quarter due to the lack of gas demand, improved $1.3 million over the same period a year ago, primarily due to lower operating costs.

Fiscal year operating results increased 12% over the prior year, mainly due to weather that was 19% colder than last year. Operating income for the twelve-month period also benefited from lower depreciation expense and greater pension credits partially offset by customer conservation and an increase in bad debt expense, exclusive of the fourth quarter reserve adjustment.

In the Power Generation segment, operating income and equity investment income increased $5.8 million for the quarter and $8.4 million for the fiscal year, when compared to the prior year's periods. The increase in both periods was primarily the result of the 750 megawatt Phase II expansion of our Elwood power facility which began commercial operations in June. The current fiscal year period also benefited from a $4 million gain on the liquidation of financial hedges associated with Elwood's Phase I gas supply requirements.

As you may know, we have just completed a $402 million non-recourse project financing of our Elwood facility on October 23, 2001. This landmark financing of a peaking plant will free up almost $200 million of capital for corporate purposes which will improve our balance sheet.

Quarterly results for Midstream Services were down by $1.0 million as compared to the same period a year ago. The reduction in the current quarter was primarily related to reduced revenues from peaking and wholesale activities. The significant increase in fiscal 2001 earnings of $7.6 million resulted from increased equity investment income from enovate, which took advantage of unprecedented price volatility in the natural gas marketplace.

Operating income and equity investment income from our Oil and Gas Production segment increased $1.7 million for the quarter and $10.2 million for the fiscal year over the same periods last year. Average daily production for the quarter increased 38% from last year's fourth quarter to 52.6 million cubic feet of gas equivalent per day. Fiscal 2001 average daily production was 43.9 million cubic feet of gas equivalent, an increase of 36%. Both periods reflect full year impacts of fiscal 2000 working interest acquisitions and the partial year benefits from this year's drilling programs and the mid-year acquisition of South Texas properties. Equity investment income from our EnerVest partnership also made a significant contribution to the current twelve-month period due to proceeds received from a sale of developed property.

I would like to make a few comments regarding the "ceiling test" that is required of companies that follow the full cost method of accounting. The SEC has taken a more strict position over the past year that does not allow the impact of financial hedges to be included in the prices used in the calculation. In addition, the actual spot price reported for the last day of the period must be used, in our case, Sept 28. If prices recover subsequent to that date, but before the filing of the next 10-Q or 10-K, then those higher prices can be utilized. Using these stricter guidelines, we would not have a ceiling test write down based on last Friday's spot price of $3.07 per MMBtu. In fact, we would have almost $25 million of cushion. Our "breakeven" price under these guidelines, is approximately $2.60 per MMBtu. Therefore we, with our auditors concurrence, do not expect any "ceiling test" write down to be required for fiscal 2001 assuming spot natural gas prices continue to exceed our breakeven level of approximately $2.60 per MMBtu.

Our Retail Energy Services segment improved its fiscal year results by $1.2 million over last year due to growth in gas and electric margin, partially offset by higher operating costs. Operating income for the current quarter was down $900,000 compared with the same period a year ago.

As you can see, our earnings continue to be bolstered by contributions from our diversified energy businesses. For the fourth quarter, Diversified Business Segments contributed over $16 million in operating income and equity investment income, an increase of $5.5 million or 50% over the same quarter last year. During fiscal 2001 the diversified businesses grew operating income and equity investment income by $27.1 million, an increase of over 100% as compared with fiscal 2000.

In the corporate and other segment, results declined in both periods primarily due to the impact of a higher Peoples Energy stock price on long term incentive compensation plans and higher corporate development costs.

Non-operating results for the quarter increased by $2.7 million compared to the same period a year ago. The primary driver of this increase was a gain on the sale of utility property offset by higher corporate interest expense. Year over year non-operating results were lower by $9.6 million due to increased interest expense on corporate borrowings associated with the development of diversified energy businesses. Our utilities also incurred increased interest expense due to additional working capital requirements resulting from unusually high natural gas prices.

That concludes my remarks. Now I would like turn things back to Dick.

Mr. Terry: Thanks, Tom.

Our fiscal 2001 results continue to demonstrate the successful implementation of our long-term strategy to grow earnings 7% annually with significant increases in contributions from our diversified businesses. Let me add a few words about our revised 2002 annual earnings range of $3.20 to $3.30 per share. As we said in our earnings release, the primary reasons for the lower 2002 estimate are lower pension credits and lower natural gas commodity costs.

Despite the near term challenges presented by these two items, our overall business outlook remains positive. Let me recap a few of the reasons why I say that:

We will continue to expand our power business in 2002 with our new 350-megawatt Southeast Chicago Energy Project in partnership with Exelon.

The successful non-recourse project financing of $402 million for our 50% owned Elwood facility reduces our corporate risk and has provided almost $200 million for corporate purposes such as reducing short-term debt.

Lower expected natural gas prices benefit our gas distribution businesses by lowering customer bills and our working capital requirements

Falling interest rates are an ongoing benefit as much of our debt is tied to short term variable rate indices.

Despite lower natural gas prices, we expect our oil and gas segment to again grow its earnings in 2002 due to continuation of our successful drilling program, full year impacts of 2001 reserve additions and continued expansion via acquisitions of existing reserves.

Finally, our cash flow remains strong and more than adequately supports our strong dividend.

This concludes our prepared remarks. We look forward to seeing many of you at our New York and Boston analyst meetings coming up on November 15 and 16. At those meetings we will be reviewing our outlook for fiscal 2002 in greater detail for all our business segments.

Operator we are now ready to take questions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

October 29, 2001	By: /s/ THOMAS A. NARDI
(Date)	Thomas A. Nardi
Senior Vice President and Chief Financial Officer